/////////;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;;; 1
Newmark Reports First Quarter 2026 Financial Results
NEW YORK, NY - April 30, 2026 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers, today reported its financial results for the three months ended March 31, 2026, and declared its quarterly dividend.

Comments on Newmark's Results and Outlook from Barry M. Gosin, Chief Executive Officer of Newmark[1]
"Newmark continued its momentum in the first quarter by increasing Total Revenues 27%, GAAP EPS 260%, and Adjusted EPS 57%. This was our seventh consecutive quarter of double-digit top-line growth and eighth quarter in a row of at least double-digit earnings improvement. Our first quarter 2026 results reflected broad-based gains across Management Services and Servicing, Leasing, and Capital Markets, which drove record first quarter consolidated revenues.
"The Company's ongoing success is due to the consistent execution of our strategy of leading with the industry's best talent, deepening client relationships, and expanding our international footprint, which together drive growth across all of our service lines. Given the strong start to the year and our healthy transaction pipeline, we are raising our full year outlook and expect Newmark to deliver double-digit top- and bottom-line growth for the third consecutive year in 2026."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	1Q26	1Q25	Change
Total Revenues	$846.5	$665.5	27.2%
GAAP net income (loss) for fully diluted shares	19.6	(8.8)	323.7%
GAAP net income (loss) per fully diluted share ("GAAP EPS")	0.08	(0.05)	260.0%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	83.4	54.3	53.5%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	0.33	0.21	57.1%
Adjusted EBITDA ("AEBITDA")	121.2	89.2	35.8%
RECENT NEWMARK HIGHLIGHTS
–Management Services, Servicing Fees, and Other grew by 21.2%, leading to the Company's best-ever quarter for these resilient businesses. These results included Newmark increasing its total Servicing and Asset Management portfolio by 19.2% year-on-year to a record $222.1 billion.
–Leasing fees were up 20.2% to an all-time first quarter high. This increased activity was driven by several high-profile artificial intelligence and technology companies, as well as clients in manufacturing, education, health care, telecommunications, and consumer goods.
–Capital Markets delivered a record first quarter, with revenues up 45.5%. Newmark advised on a number of notable transactions, including the financing of the $4.3 billion, 17.5 acre One Beverly Hills mixed use development, as well as the $1.8 billion strategic merger of Sonida Senior Living, Inc. and CNL Healthcare Properties, Inc.
–On April 17, 2026, Newmark entered into an agreement to amend the terms of its revolving Credit Facility, increasing its size by 50% to $900 million and extending the maturity date to April 17, 2030.
–On a trailing twelve month basis, the Company increased Cash Flow from Operations by 186.1% and Adjusted Free Cash Flow by 111.7%.
1 Please note the following: (i) Unless otherwise stated, all financial results and volume or activity figures discussed in the narrative and quotes compare the first quarter of 2026 with the year-earlier period. All volume figures are notional. (ii) U.S. Generally Accepted Accounting Principles are referred to as “GAAP”. (iii) See the sections of this document including, but not limited to, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, "Reconciliation of GAAP Net cash provided by (used in) operating activities to Free Cash Flow and Adjusted Free Cash Flow", and "Net Leverage", including any footnotes to these sections, for the complete and/or updated definitions of these and other non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein. (iv) See “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort. (v) When mentioned, the Company's targets or goals for periods after 2026 should not be considered formal guidance. (vi) "Cash Flow from Operations" under GAAP may be used interchangeably with "Net cash provided by (used in) operating activities".

2 For additional context: (i) To find more on "Recent Highlights", the sources of any economic or industry data contained herein, and information about any long term targets, please see the section of this document titled "Other Useful Information", the forthcoming quarterly filing on Form 10-Q, and/or the relevant portions of the first quarter 2026 financial results presentation, all of which are or will be on the Company's website. (ii) For more details on the amended Credit Facility, see the press release and related SEC filing on Form 8-K, both dated April 21, 2026, which is on the Company's investor relations website. (iii) See the section of this document titled "Certain Revenue Terms Defined" for more information on various revenue terms, including the definitions of "resilient" or "recurring" businesses, "Capital Markets", "Fee Revenues", "Commission-Based Revenues", "Fees from Management Services, Servicing, and Other", "Pass Through Revenues", and "OMSR Revenues". The amounts of these items for various periods can be found in Newmark's supplemental tables on its investor relations website.

1

REVENUE ANALYSIS3

Consolidated Revenues (USD millions)	1Q26	1Q25	Change
Fees from Management Services, Servicing, and Other	$242.6	$200.0	21.3%
Pass Through Revenues	101.4	83.9	20.9%
Management Services, Servicing Fees, and Other	344.0	283.9	21.2%
Leasing and Other Commissions	250.0	208.1	20.2%
Investment Sales	140.7	92.9	51.5%
Fees from Commercial Mortgage Origination, net	82.6	59.3	39.4%
OMSR Revenues	29.2	21.4	36.3%
Capital Markets	252.5	173.5	45.5%
Total Revenues	846.5	665.5	27.2%
The Company increased revenues from Management Services, Servicing Fees, and Other by 21.2%, led by double-digit organic growth from Valuation & Advisory, its high margin Servicing & Asset Management platform, and Newmark's expanding suite of other Management Services businesses. These results also benefited from recent acquisitions.
The Company improved fees from Leasing and Other Commissions by 20.2%, driven by markedly higher office volumes, as well as increased activity in key markets including New York City, the San Francisco Bay Area, and Texas. Capital Markets revenues were up 45.5%, marking the tenth quarter in a row of double-digit growth, led by significant client activity from senior housing and to a lesser extent, affordable housing. Newmark also produced robust growth in lodging, industrial, and office. Newmark increased its overall Capital Markets volumes by 67.6%, which once again meaningfully outpaced the industry.
CONSOLIDATED EXPENSES4

Consolidated Expenses (USD millions)	1Q26	1Q25	Change
Compensation and employee benefits under GAAP	$515.6	$399.5	29.1%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	68.4	74.3	(8.0)%
Non-compensation expenses under GAAP	236.2	209.9	12.5%
Total expenses under GAAP	820.2	683.8	20.0%
Pass through compensation expenses under GAAP	51.4	44.2	16.2%
Other compensation and employee benefits	464.0	354.5	30.9%
Compensation and employee benefits for Adjusted Earnings	515.4	398.7	29.3%
Pass through non-compensation expenses under GAAP	50.0	39.7	26.1%
Other non-compensation expenses	147.9	134.4	10.0%
Non-compensation expenses for Adjusted Earnings	197.9	174.1	13.7%
Total expenses for Adjusted Earnings	713.3	572.8	24.5%
The increase in compensation and employee benefits was due mainly to higher commission-based revenues and also reflected expenses related to global growth initiatives and costs recorded by recently acquired companies. Most of the increase in non-compensation expenses was directly tied to revenue improvements or investments in future growth.
3 The following items are relevant when analyzing the year-on-year changes in revenues: (i) Excluding the impact of Pass Through Revenues and OMSR Revenues, Newmark's fees grew by 27.8% to $715.9 million. (ii) Newmark increased its volumes for Investment Sales and Total Debt by approximately 32% and 112%, respectively. (iii) U.S. industry investment sales volumes improved by approximately 33% based on Newmark Research's analysis of historical changes to MSCI sales data. As of April 29, 2026, MSCI’s “Trends & Trades Report” says that European investment sales volumes increased by at least 4%. Such preliminary MSCI data may be revised later. (iv) U.S. industry commercial and multifamily originations were up approximately 29%, based on the Newmark Research analysis of historical figures from the Mortgage Bankers Association ("MBA") and MSCI lending data. (v) See today's financial results presentation, the supplemental Excel tables, and/or the forthcoming quarterly filing on Form 10-Q for more details on these volumes and/or other industry or economic statistics.

4 Please note the following when analyzing the year-on-year changes in expenses: (i) Commissions paid to producers and appraisers move in tandem with the Company's commission-based revenues. (ii) Newmark increased both the number of non-U.S. offices and its international revenue generating headcount by double-digit percentages year-on-year in the first quarter of 2026. As with nearly all newly hired professionals, these recent additions are expected to take at least 6 to 18 months to produce meaningful revenues, although Newmark generally records related compensation and non-compensation expenses beginning in their first quarter with the Company. As more of Newmark’s recently hired team members ramp up, they are expected to generate higher revenues and earnings over time, all else equal. (iii) Newmark's pass through compensation and non-compensation expenses are the same for GAAP and non-GAAP results for all periods and equaled their related revenues. (iv) Newmark's compensation charges with respect to "Issuance of common stock and exchangeability expenses" are tied to the Company's stock price, all else equal. (v) For the periods shown in the expense table, interest on warehouse facilities was offset by interest income on loans held for sale, the latter of which is recorded as part of Servicing and Other revenue. (vi) See "Critical Accounting Policies and Estimates" in the Company's recent filings on Forms 10-Q and/or 10-K and "Non-GAAP Financial Measures” later in this document for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect GAAP and non-GAAP results.

2

TAXES AND NONCONTROLLING INTEREST5

Taxes And Noncontrolling Interest (USD millions)	1Q26	1Q25	Change
GAAP provision (benefit) for income taxes	$3.4	$(10.1)	134.1%
Provision for income taxes for Adjusted Earnings	14.2	8.9	59.6%
Net income (loss) attributable to noncontrolling interests for GAAP	2.2	(7.2)	130.6%
Net income (loss) attributable to noncontrolling interests for Adjusted Earnings	(0.6)	(0.5)	(27.8)%
Newmark's effective tax rates can vary from period to period depending on the geographic, business mix, and level of the Company's earnings, as well as the timing and amount of certain equity-based compensation charges, among other factors. The Company's tax rate for Adjusted Earnings was 14.7%, compared with 14.3% a year earlier. Net income attributable to noncontrolling interests generally moves in tandem with Newmark's earnings.
CONSOLIDATED SHARE COUNT6

Consolidated Share Count (shares in millions)	1Q26	1Q25	Change
Fully diluted weighted-average share count under GAAP	256.0	176.4	45.2%
Fully diluted weighted-average share count for Adjusted Earnings	256.0	255.3	0.3%
In the first quarter of 2025, Fully diluted weighted-average share count under GAAP excluded 78.9 million share equivalents to avoid anti-dilution for calculating relevant GAAP earnings measures. This presentation had no impact on period-end fully diluted share count for the periods shown above. Please see the reconciliation table later in this document titled “Fully Diluted Weighted-Average Share Count For GAAP And Adjusted Earnings” for more details.
During the first quarter of 2026, Newmark repurchased 9.4 million shares and/or units. Subsequent to the close of the quarter, the Company repurchased an additional 1.0 million shares, totaling 10.4 million shares at an average price of $14.58 through April 29, 2026. Newmark currently has $248.9 million remaining under its share repurchase and unit redemption authorization program.
SELECT BALANCE SHEET DATA7

Select Balance Sheet Data (USD millions)	March 31, 2026	December 31, 2025
Cash and cash equivalents	$212.1	$229.1
Total corporate debt	$832.0	$671.7
The balance sheet changes between year-end 2025 and March 31, 2026 reflected cash generated by the business, offset by $136.3 million of share repurchases, as well as cash used with respect to the hiring of revenue-generating professionals, and normal movements in working capital. As of the end of the first quarter of 2026, Newmark's net leverage was 1.0 times.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables include revenues, earnings, and other metrics for periods from 2020 through the first quarter of 2026. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On April 29, 2026, Newmark's Board declared a qualified quarterly dividend of $0.06 per share payable on May 29, 2026, to Class A and Class B common stockholders of record as of May 14, 2026, which is the same as the ex-dividend date. This represents a sequential and year-on-year increase of $0.03 per share.
5 Note the following: (i) The Company's tax rates are impacted by changes in Newmark's stock price and the corresponding tax deductions related to grants of exchangeability to unit holders. (ii) The table reconciling "Other income (loss)" under GAAP to the same metric for non-GAAP results can be found later in this document.

6 "Spot” may be used interchangeably with the end-of-period share count. Please see the Company's quarterly financial results presentations and/or filings on Forms 10-K and 10-Q for information on its spot share count for the relevant periods.

7 The following items are relevant when analyzing the year-on-year changes in certain items related to cash flow and/or the balance sheet: (i) “Total corporate debt” excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. (ii) "Net debt", when used, is defined as Total corporate debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, is a non-GAAP measure that equals net debt divided by trailing twelve month Adjusted EBITDA. (iii) See "Cash generated by the business" under "Other Useful Information" for more on this analytic, when relevant. (iv) "Capital returns", "cash returned to shareholders", or similar terms, when discussed, include share repurchases or unit redemptions, dividends, and distributions. Between February 25, 2026 and April 29 2026, the Company used $151.1 million of cash for share and/or unit repurchases.

3

UPDATED OUTLOOK FOR 20268

Metric	FY 2026 Outlook	YoY Change	Prior Outlook	Prior YoY Change	FY 2025 Actual
Total Revenues (millions)	$3,775 - $3,875	15% - 18%	$3,700 - $3,800	12% - 15%	$3,294.0
Adjusted Earnings Per Share	$1.87 - $1.98	15% - 22%	$1.82 - $1.92	12% - 19%	$1.62
Adjusted Earnings Tax Rate	13% - 15%		13% - 15%		11.4%
Adjusted EBITDA (millions)	$656 - $694	17% - 23%	$635 - $675	13% - 20%	$562.4
Newmark's revised guidance excludes the potential impact of any future acquisitions and assumes no meaningful changes in Newmark's stock price compared with the closing price on April 29, 2026. The Company's expectations are subject to change based on various macroeconomic, social, political, and other factors. In addition, Newmark continues to target annual share count growth of 2% or less over time.
CONFERENCE CALL
Newmark will host a conference call at 11:30 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's most recent GAAP and Non-GAAP results and which contains other useful information, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://event.webcasts.com/starthere.jsp?ei=1758449&tp_key=12af26fa8a
After pre-registering, you will receive your access details via email. For those who are unable to join the webcast, the Company has posted dial-in information under "Events & Presentations" on its investor relations website. Please note that those who dial in may experience delays in joining the live call.
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers.
CERTAIN REVENUE TERMS DEFINED
Fee and Non-fee Revenues
The Company’s Total Revenues include certain Management Services revenues that equal their related expenses. These revenues represent fully reimbursable compensation and non-compensation costs recorded as part of Newmark's Occupier Solutions ("OS", formerly known as Global Corporate Services) and Property Management businesses. Such revenues therefore have no impact on the Company's GAAP or non-GAAP earnings measures and may be referred to as "Pass Through Revenues". The amounts recorded as Pass Through Revenues are also recorded as "Pass through expenses". Newmark's Total Revenues also include non-cash gains with respect to originated mortgage servicing rights (“OMSRs”), which represent the fair value of expected net future cash flows from servicing recognized at commitment, net. Such non-cash gains may also be called "OMSR Revenues". Newmark may also refer to Pass through revenues and OMSR revenues together as “Non-fee revenues”, and the remainder of its Total Revenues as "Fees" or "Fee revenues".
Management Services, Servicing Fees, and Other
"Servicing and Other Revenues" may be called Newmark's "Servicing and Asset Management business" and includes loan servicing and asset management fees, (together, "servicing fees") as well as interest income on loans held for sale, escrow interest and placement fees, and yield maintenance fees (together, "other revenues"). "Management Services, Servicing Fees, and Other" (which may also be referred to as "resilient businesses", "recurring revenues", "recurring businesses", "management and servicing", or "management businesses") includes all pass through revenues, as well as fees from Newmark's Servicing and Asset Management business, Occupier Solutions, Property Management, its flexible workspace platform, Valuation & Advisory, and other service lines including Consulting, Title and Escrow Services, Underwriting & Due Diligence, Fund Administration, and Lease Administration. "Fees from Management Services, Servicing, and Other" are revenues from all resilient businesses excluding Pass through revenues.
Capital Markets
"Fees from Commercial Mortgage Origination, net" includes origination fees related to Newmark's multifamily GSE/FHA9 business (which may be used interchangeably with "Loan originations related fees and sales premiums, net") and fees from commercial Mortgage Brokerage and Debt Placement. Beginning in the second quarter of 2024 and retrospectively, "Capital Markets" includes "Investment Sales" (which consists of fees for real property sales, equity placement, and equity advisory
8 Please note the following with respect to Newmark's outlook and targets: (i) See the accompanying quarterly investor presentation for more detail on Newmark's outlook and/or targets. (ii) The outlook for Adjusted Earnings taxes represents the absolute expected range of the rate. (iii) Between 2017 (the year of Newmark's IPO) and 2025, the Company's compound annual growth rate ("CAGR") for Fully diluted weighted-average share count for Adjusted Earnings was 1.2%. (iv) See “Timing of Outlook for Certain GAAP and Non-GAAP Items” later in this document for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort.

9 The government-sponsored enterprises ("GSEs") involved in multifamily lending are Fannie Mae and Freddie Mac. The Federal Housing Administration (“FHA”) and Ginnie Mae are both Department of Housing and Urban Development (“HUD”) entities that work together to guarantee mortgage-backed securities tied to affordable housing. Fannie Mae, Freddie Mac, FHA, and Ginnie Mae may together be referred to as the “Agencies". With respect to Newmark's business, terms such as GSE/FHA lending and servicing may therefore be used interchangeably with terms including Agency lending and servicing.

4

transactions), "Fees from Commercial Mortgage Origination, net", (which includes fees with respect to GSE/FHA origination, mortgage brokerage, other debt placement, and loan sales) and OMSR Revenues.
Leasing and Other Commissions
"Leasing and Other Commissions" includes fees from landlord (or "agency") representation and tenant (or "occupier") representation.
Commission-based Revenues
Newmark's "commission-based" revenues include Leasing and Other Commissions, Fees from Commercial Mortgage Origination, net, Investment Sales, and Valuation & Advisory. This is because brokers and originators in these businesses (who together may be referred to as "producers") and revenue-generating Valuation & Advisory professionals earn a substantial portion or all their compensation based on their production. Commission-based revenues exclude OMSR Revenues, because Newmark does not remunerate its professionals based on this non-cash item.
Contractual Business
The Company may refer to "Contractual business”, which could be used interchangeably with "contractual services" or "contractual revenues", and is defined as business for which the Company has a contract with a client that is generally for a year or longer. Contractual business, when quantified, includes all revenues related to landlord representation (or “agency”) leasing, loan servicing (including escrow interest income), outsourcing (including property management, facilities management, and asset management), and lease administration. It also includes certain fees under contract produced by the Company’s flexible workspace and tenant representation service lines.
Additional details on current and historical amounts for certain of Newmark's revenues are available in the Company's quarterly supplemental Excel tables.
OTHER USEFUL INFORMATION
Recent Acquisitions
For additional information about the Company's most recent acquisitions, please see press releases titled "Altus Group Announces the Sale of its Canadian Appraisals Business to Newmark"; "Newmark Acquires Catella Valuation Advisory in Paris, France"; and "Newmark Acquires Leading Real Estate Consulting and Managed Services Firm, RealFoundations".
Recent Notable Hires
For additional information about certain key hires announced since April 1, 2025, see press releases including: "Newmark Hires Philip O'Bannon to Lead Infrastructure Capital Markets Business"; "Newmark Continues Italy Expansion with Three Capital Markets Hires in Milan and Rome"; "Newmark Expands Atlanta Industrial Advisory Capabilities with the Addition of Four New Leasing Specialists"; "Newmark Expands APAC Presence with Korea Launch, Appointing John Pritchard as Country Head"; "Newmark Appoints Globally Recognized Real Estate Executive Peter Trollope to Lead Occupier Solutions"; "Newmark Continues Strategic Debt & Structured Finance Growth in Europe with Senior Hires"; "Newmark Announces Expansion into India; Sathish Rajendren Hired to Lead Growth in Regional Property and Facilities Management"; and "Newmark Expands Advisory Capabilities in the Middle East with Key Hires". Please also see additional releases and/or articles on this topic in the "Media" section of Newmark's main website.
Recent Notable Transactions and/or Wins
For additional information about certain notable business wins and/or transactions involving Newmark and which were announced and/or closed thus far in 2026, please see press releases and/or media articles including: "Newmark Advises Blue Owl on $2.4 Billion Acquisition of Net Lease Healthcare REIT Sila Realty Trust"; "Newmark Arranges $830 Million Financing for U.S. Housing Portfolio"; "Newmark Arranges $525 Million Refinancing for The Artise on Behalf of Schnitzer West and The Baupost Group"; "Newmark Arranges $1.65 Billion Refinancing of One Madison Avenue in New York City"; "Newmark Acts as Strategic Advisor for One Beverly Hills, an Ultra-Luxury Mixed-Use Development in Beverly Hills, CA"; "AI startup Clay inks 163K sf lease at SL Green’s 11 Madison"; "Newmark Awarded Exclusive Leasing and Management Assignment for 4.2 Million-Square-Foot Flex and Office Portfolio in Suburban Philadelphia"; OpenAI signs South Bay office deal as tech company expands"; "Newmark Named Exclusive Leasing Agent for 3.2 Million Square Feet of Premier Office Assets Along Dulles Corridor"; "Newmark Arranges $415 Million Financing for Grocery-Anchored Retail Portfolio Spanning the Northeast"; "Newmark Engaged by Vornado Realty Trust for Next Phase of THE PENN DISTRICT Retail Renaissance"; and "Newmark Arranges $690 Million Refinancing for Sun Belt Multifamily Portfolio on Behalf of West Shore." Please also see additional releases and/or articles on this topic in the "Media" section of Newmark's main website.
Cash Generated by the Business
Cash generated by the business means "Net cash provided by (used in) operating activities excluding loan originations and sales", before the impact of cash used for "Loans, forgivable loans and other receivables from employees and partners" (which Newmark considers to be a form of investment, but which is recorded as part of Cash Flows from Operating Activities) and the

5

impact of cash used with respect to the 2021 Equity Event.10 For more information, see the section of the Company's quarterly supplemental Excel tables titled "Details of Certain Components Of ‘Net Cash Provided By (Used In) Operating Activities’".
Newmark and Industry Volumes and/or Data
Any industry volume figures contained herein are preliminary unless otherwise noted. Approximately 89% of Newmark’s investment sales volumes were generated in the U.S. in the twelve months ended March 31, 2026, compared with 90% in the year earlier period. Most of Newmark’s international volume was from the Company’s U.K. operations. Nearly all of Newmark’s total debt volumes were generated in the U.S. over these same periods. As the Company's international expansion continues, the percentage of non-U.S. volumes is expected to increase. Please see the accompanying supplemental Excel tables and quarterly financial results presentation on the Company's investor relations website, as well as Newmark's most recent and forthcoming Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K for more information with respect to volumes for Newmark and/or the industry and for other relevant industry and macroeconomic data. The quarterly results presentation and forthcoming 10-Q or 10-K contain or will include detailed sources for such information..
Other Items
Investors may find the following information useful: (i) Throughout this document, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or the Company's non-GAAP methodologies, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. (ii) Rounding may have also impacted the presentation of certain year-on-year percentage changes. (iii) Decreases in losses may be shown as positive percentage changes in the financial tables. (iv) Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
10 The "Impact of the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, cash flow, and GAAP expenses, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.

6

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	December 31,
	2026	2025
Assets
Current Assets:
Cash and cash equivalents	$212,070	$229,109
Restricted cash and short-term investments	122,916	120,176
Loans held for sale, at fair value	1,141,298	913,302
Receivables, net	679,748	628,405
Other current assets	116,792	114,050
Total current assets	2,272,824	2,005,042
Goodwill	798,289	802,040
Mortgage servicing rights, net	514,248	517,994
Loans, forgivable loans and other receivables from employees and partners, net	900,339	862,204
Right-of-use assets	416,118	447,765
Fixed assets, net	154,424	156,490
Other intangible assets, net	74,997	76,336
Other assets	147,818	151,296
Total assets	$5,279,057	$5,019,167

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$1,124,651	$892,439
Accrued compensation	399,720	440,337
Accounts payable, accrued expenses and other liabilities	572,893	572,294
Payables to related parties	2,261	1,835
Total current liabilities	2,099,525	1,906,905
Long-term debt	832,015	671,746
Right-of-use liabilities	406,590	437,205
Other long-term liabilities	249,332	251,507
Total liabilities	3,587,462	3,267,363

Equity:
Total equity (1)	1,691,595	1,751,804
Total liabilities and equity	$5,279,057	$5,019,167

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

7

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenues:	2026	2025
Management Services, Servicing Fees and Other	$344,031	$283,893
Leasing and Other Commissions	250,031	208,074
Capital Markets	252,457	173,527
Total Revenues	846,519	665,494

Expenses:
Compensation and employee benefits	515,607	399,512
Equity-based compensation and allocations of net income to limited partnership units and FPUs	68,396	74,346
Total compensation and employee benefits	584,003	473,858
Operating, administrative and other	181,444	153,977
Fees to related parties	8,524	9,570
Depreciation and amortization	46,232	46,358
Total non-compensation expenses	236,200	209,905
Total operating expenses	820,203	683,763

Other income, net:
Other income (loss), net	644	750
Total other income, net	644	750

Income (loss) from operations	26,960	(17,519)
Interest expense, net	(6,914)	(8,483)
Income (loss) before income taxes and noncontrolling interests	20,046	(26,002)
Provision (benefit) for income taxes	3,431	(10,053)
Consolidated net income (loss)	16,615	(15,949)

Less: Net income (loss) attributable to noncontrolling interests	2,196	(7,183)

Net income (loss) available to common stockholders	$14,419	$(8,766)

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$14,419	$(8,766)
Basic earnings per share	$0.08	$(0.05)
Basic weighted-average shares of common stock outstanding	182,646	176,352

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$19,610	$(8,766)
Fully diluted earnings per share	$0.08	$(0.05)
Fully diluted weighted-average shares of common stock outstanding	256,041	176,352

Dividends declared per share of common stock	$0.03	$0.03
Dividends paid per share of common stock	$0.03	$0.03

8

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net cash provided by (used in) operating activities	$(247,598)	$(179,404)
Net cash provided by (used in) investing activities	(13,159)	(5,444)
Net cash provided by (used in) financing activities	246,458	147,625
Net increase (decrease) in cash and cash equivalents and restricted cash	(14,299)	(37,223)
Cash and cash equivalents and restricted cash at beginning of period	233,906	304,865
Cash and cash equivalents and restricted cash at end of period	$219,607	$267,642

Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$(29,006)	$(126,387)

(1) Includes loans, forgivable loans and other receivables from employees and partners in the amount of $63.3 million and $122.3 million for the three months ended March 31, 2026 and 2025, respectively. Excluding these loans, net cash provided by (used in) operating activities excluding loan originations and sales would be $34.3 million and $(4.1) million for the three months ended March 31, 2026 and 2025, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the three months ended March 31, 2026, to be filed with the Securities and Exchange Commission in the near future.

9

NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "Pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "Post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these and other non-GAAP terms are below.
The Company has made certain clarifications of and/or changes to its non-GAAP measures, including “Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings” that will be applicable for reporting periods beginning with the third quarter of 2023 and thereafter, as described below.
Historically, Adjusted Earnings excluded gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance. To help management and investors best assess Newmark’s underlying operating performance and for the Company to best facilitate strategic planning, beginning with the third quarter of 2023 and thereafter, calculations of Adjusted Earnings will also exclude unaffiliated third-party professional fees and expense related to these items. Newmark has not modified any prior period non-GAAP measures, as it has determined such amounts were immaterial to previously reported results.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are one of the financial metrics that management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as well as certain gains and charges that management believes do not best reflect the underlying operating performance of Newmark. Adjusted Earnings are calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common stock or partnership units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. The Company believes that this is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of restricted stock units (“RSUs”), limited partnership units, restricted stock awards, other equity-based awards.
–Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards, or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

10

The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units, RSUs, restricted stock, as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units (other than preferred units) are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. OMSRs represent the fair value of expected net future cash flows from servicing recognized at commitment, net.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA
Newmark does not view the cash GAAP compensation charges related to 2021 Equity Event (the "Impact of the 2021 Equity Event") as being reflective of its ongoing operations. These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These had been recorded as expenses based on Newmark's previous non-GAAP definitions, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes GAAP gains or charges related to the following:
–Non-cash amortization of intangibles with respect to acquisitions.
–Other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Resolutions of non-recurring, exceptional or unusual gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance, including related unaffiliated third-party professional fees and expenses.
–Non-cash gains attributable to OMSRs.
–Non-cash amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill, and/or intangible assets created from acquisitions.

11

Calculation of Other income (loss) for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may in some periods include:
–Unusual, non-ordinary or non-recurring gains or charges.
–Non-cash GAAP asset impairment charges.
–Gains or losses on divestitures.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the payments from Nasdaq, Inc. (“Nasdaq”), in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).
–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to Nasdaq’s sale of its U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other income (loss) for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items from relevant periods. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the Nasdaq Forwards. This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Newmark's calculations of non-GAAP “Other income (loss)” for certain prior periods includes dividend income on its Nasdaq shares, as these dividends contributed to cash flow and were generally correlated to Newmark's interest expense on short term borrowing against such shares. As Newmark sold 100% of these shares between the third quarter of 2021 and the first quarter of 2022, both its interest expense and dividend income declined accordingly.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP Income (loss) before income taxes and noncontrolling interests and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests, variations in the value of certain deferred tax assets and liabilities, and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

12

Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in jurisdictions such as New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax ,when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings”.
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations.
Management uses Adjusted Earnings and other financial metrics in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations. The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Fixed asset depreciation and intangible asset amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; non-cash impairment charges related to assets,

13

goodwill and/or intangibles created from acquisitions; and other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the Nasdaq Forwards, as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.
–The Impact of Nasdaq and the Impact of the 2021 Equity Event, (together, the "Impact of Nasdaq and the 2021 Equity Event"), which are defined above.
MANAGEMENT RATIONALE FOR USING ADJUSTED EBITDA
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure and other financial metrics to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available Common Stockholders to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED FREE CASH FLOW DEFINED AND MANAGEMENT RATIONALE
The Company may refer to a non-GAAP measure called “Adjusted Free Cash Flow", which it defines as "Net cash provided by (used in) operating activities" excluding the following items:
–Loan originations - loans held for sale.
–Loan sales - loans held for sale.
–Purchases of fixed assets.
Newmark believes that excluding net activity related to loan originations and sales gives a clearer picture of the Company’s underlying operating cash flow. This is because borrowings under Newmark’s “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises” are used to fund short-term “Loans held for sale, at fair value” that are generally sold within 45 days from the date the loan is funded. All such loans held for sale are either under commitment to be purchased by Freddie Mac or have confirmed forward trade commitments for the issuance and purchase of Fannie Mae or Ginnie Mae mortgage-backed securities that will be secured by the underlying loans. The cash generated from such loan sales is used to repay Newmark’s related warehouse facility borrowings. Net activity from loan originations and sales therefore includes offsetting items that can temporarily and significantly impact “Net cash provided by (used in) operating activities” under GAAP.
The Company also believes that subtracting cash used for the purchase of fixed assets is useful because such capital expenditures are an ongoing and necessary use of cash. In addition, Adjusted Free Cash Flow excludes cash used in 2021 in connection with the 2021 Equity Event, because investors may find it helpful to account for this one-time item when evaluating Newmark’s cash flows generation over a longer timeframe.
The Company believes that Adjusted Free Cash Flow is useful for investors in evaluating Newmark’s ability to generate cash that it may deploy for various corporate purposes, including but not limited to paying dividends or distributions, investing in organic growth, making acquisitions, repaying debt, repurchasing shares, and/or purchasing units. Because not all companies define Adjusted Free Cash Flow in the same manner, the Company’s presentation of this metric may not be comparable to similarly titled measures. Adjusted Free Cash Flow is not a recognized measurement under GAAP, nor is it meant to be an alternative to Net cash provided by (used in) operating activities as a measure of liquidity. Adjusted Free Cash Flow is also not intended to be a measure of cash flow available for management’s discretionary use, as this metric does not reflect certain cash requirements, such as debt service requirements and other contractual commitments. For more information regarding Adjusted Free Cash Flow, including historical amounts of this metric, see the section of Newmark's most recent quarterly supplemental Excel tables titled "Reconciliation of GAAP Net cash provided by (used in) operating activities to Free Cash Flow and Adjusted Free Cash Flow”, which is available for download at ir.nmrk.com, including any related footnotes.

14

LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “Liquidity”. The Company considers Liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers Liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding Liquidity, see the section of this document and/or of the Company’s most recent quarterly supplemental Excel tables titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
NET LEVERAGE DEFINED
Newmark may also use a non-GAAP measure called "net leverage.“ "Net debt", when used, is defined as total corporate debt (which excludes Warehouse facilities collateralized by U.S. Government Sponsored Enterprises), net of cash or, if applicable, total Liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management.
–Unusual, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, enforcement matters, or similar items, which are fluid and unpredictable in nature.

15

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP net income (loss) available to common stockholders	$14,419	$(8,766)
Provision (benefit) for income taxes (1)	3,431	(10,053)
Net income (loss) attributable to noncontrolling interests (2)	2,196	(7,183)
GAAP income (loss) before income taxes and noncontrolling interests	$20,046	$(26,002)

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	68,396	74,346
Other compensation adjustments (4)	189	856
Total Compensation adjustments	68,585	75,202

Non-Compensation adjustments:
Amortization of intangibles (5)	4,146	4,162
MSR amortization (6)	29,847	26,996
Other non-compensation adjustments (7)	4,280	4,619
Total Non-Compensation expense adjustments	38,273	35,777

Non-cash adjustment for OMSR revenue (8)	(29,180)	(21,403)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items (9)	(644)	(723)
Total Other (income) loss, net	(644)	(723)

Total pre-tax adjustments	77,034	88,853

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$97,080	$62,851

GAAP net income (loss) available to common stockholders	$14,419	$(8,766)
Allocations of net income (loss) to noncontrolling interests (10)	2,812	(6,701)
Total pre-tax adjustments (from above)	77,034	88,853
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(10,839)	(19,041)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$83,426	$54,345
Per Share Data:
GAAP fully diluted earnings per share	$0.08	$(0.05)

Allocation of net income (loss) to noncontrolling interests	—	—
Total pre-tax adjustments (from above)	0.30	0.35
Income tax adjustment to reflect adjusted earnings taxes	(0.04)	(0.07)
Other	(0.01)	(0.02)

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.33	$0.21
Fully diluted weighted-average shares of common stock outstanding	256,041	255,300

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

16

	Three Months Ended March 31,
	2026	2025
GAAP provision (benefit) for income taxes	$3.4	$(10.1)
Income tax adjustment to reflect Adjusted Earnings	10.8	19.0
Provision for income taxes for Adjusted Earnings	$14.2	$8.9
(2) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended March 31,
	2026	2025
Issuance of common stock and exchangeability expenses (i)	$58.3	$52.3
Limited partnership units amortization	(2.3)	9.5
RSU amortization Expense	9.5	12.3
Total equity-based compensation	$65.5	$74.1
Allocations of net income	2.9	0.2
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$68.4	$74.3
(i) Includes $21.1 million of GAAP charges related to the exchange and redemption of units held by Newmark's former Executive Chairman in Q1 2025.
(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.6 million and $0.7 million for the three months ended March 31, 2026 and 2025, respectively. Also includes commission charges related to non-cash GAAP gains (losses) attributable to OMSR revenues of $(0.9) million and $0.1 million for the three months ended March 31, 2026 and 2025, respectively. Also includes acquisition related compensation expenses of $0.5 million for the three months ended March 31, 2026.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) The components of other non-compensation adjustments are as follows (in millions):

	Three Months Ended March 31,
	2026	2025
Lease expense (credits) related to liquidating entities	$1.6	$0.1
Asset impairments	2.2	6.3
Unaffiliated third party professional fees and expenses related to legal matters	—	1.5
Settlements (proceeds) from litigation	—	(4.5)
Acquisition costs	0.2	—
Fair value adjustments related to acquisition earn-outs	0.3	1.2
	$4.3	$4.6
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) Includes $0.6 million and $0.7 million of income related to other recoveries and various other GAAP items for the three months ended March 31, 2026 and 2025, respectively.
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

17

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP net income (loss) available to common stockholders	$14,419	$(8,766)
Adjustments:
Net income (loss) attributable to noncontrolling interests (1)	2,196	(7,183)
Provision (benefit) for income taxes	3,431	(10,053)
OMSR revenue (2)	(29,180)	(21,403)
MSR amortization (3)	29,847	26,996
Other depreciation and amortization (4)	16,385	19,362
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	68,396	74,346
Other adjustments (6)	2,254	2,194
Other non-cash, non-dilutive, and/or non-economic items (7)	(644)	(723)
Interest expense (8)	14,065	14,432
Adjusted EBITDA ("AEBITDA")	$121,169	$89,202
(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $12.2 million and $15.2 million for the three months ended March 31, 2026 and 2025, respectively. Also, includes intangible asset amortization related to acquisitions of $4.1 million and $4.2 million for the three months ended March 31, 2026 and 2025, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended March 31,
	2026	2025
Severance charges	$0.6	$0.7
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	(0.9)	0.1
Fair value adjustments related to acquisition earn-outs	0.3	1.2
Lease expense (credits) related to liquidating entities	1.6	0.1
Acquisition costs	0.7	—
	$2.3	$2.2
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, and/or non-economic items. Other non-cash, non-dilutive, non-economic items.
(8) This represents gross interest expense related to corporate debt and amortization of debt issue costs. "Interest expense, net" in the Consolidated Statements of Operations also includes interest income on employee loans and bank deposits.

18

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2026	2025

Common stock outstanding	182,646	176,352
Limited partnership units	47,627	—
Cantor units	18,920	—
Founding partner units	1,556	—
RSUs	4,886	—
Other	405	—

Fully diluted weighted-average share count for GAAP	256,041	176,352

Adjusted Earnings Adjustments:
Common stock outstanding	—	—
Limited partnership units	—	49,658
Cantor units	—	22,126
Founding partner units	—	2,097
RSUs	—	4,755
Other	—	312

Fully diluted weighted-average share count for Adjusted Earnings	256,041	255,300

___________________________________________________________________________________________________________________________________

NET LEVERAGE
As of March 31, 2026, total corporate debt was $832.0 million (currently consisting of only Long-term debt), which net of total liquidity of $212.1 million, equaled net debt of $619.9 million. $619.9 million divided by trailing twelve month Adjusted EBITDA of $594.4 million equaled a net leverage ratio of 1.0 times. Long-term debt as shown on the balance sheet is net of $3.0 million of deferred finance costs.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(in millions)
(unaudited)

	Three Months Ended March 31		Trailing Twelve Months March 31,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$(247.6)	$(179.4)	$103.8	$(120.6)
Purchase of fixed assets	(10.2)	(5.4)	(34.1)	(29.9)
Free Cash Flow	(257.8)	(184.8)	69.7	(150.5)
Adjustments:
Loan originations - loans held for sale	2,648.6	1,737.4	11,638.9	8,796.0
Loan sales - loans held for sale	(2,430.0)	(1,684.4)	(11,347.1)	(8,474.8)
Adjusted Free Cash Flow	$(39.2)	$(131.8)	$361.5	$170.7

19

NEWMARK GROUP, INC.
Other Income (Loss)
(in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Other items, net	$0.6	$0.7
Other income (loss), net under GAAP	0.6	0.7
To reconcile from GAAP other income, exclude:
Other items, net	(0.6)	(0.7)
Other income, net for Pre-tax Adjusted Earnings	$—	$—
Newmark's Other income (loss), net under GAAP includes equity method investments that represent Newmark's pro rata share of net gains or losses and mark-to-market gains or losses on investments and income related to the forfeiture of restricted Class A common stock. For the three months ended March 31, 2026 and 2025, the difference between GAAP and non-GAAP other income primarily included income related to the forfeiture of restricted Class A common stock.

20

ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the twelve months ended March 31, 2026, Newmark generated revenues of more than $3.4 billion. As of March 31, 2026, Newmark and its business partners together operated from over 185 offices with more than 9,600 professionals across four continents. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company's business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q, or Form 8-K.
MEDIA CONTACT:
Deb Bergman
+1 303-260-4307
INVESTOR CONTACTS:
Jason McGruder
Shaun French
+1 212-829-7124

21